Part II
Item 6. (continued)


                                  EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)


                                                              Nine Months Ended
                                                              September 30, 1999
                                                              ------------------

Net income                                                       $    52,509
                                                                 -----------

Fixed charges:
      Advisory fees                                                      188

Total fixed charges                                                      188

Earnings before fixed charges                                    $    52,697
                                                                 ===========

Fixed charges, as above                                          $       188
Preferred stock dividend requirements                                 33,412
                                                                 -----------

Fixed charges including preferred stock dividends                $    33,600
                                                                 ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                             1.57


                                      -24-